Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 and in the Application for Conversion on Form AC, as amended, of our report dated March 12, 2021, appearing in the Registration Statement and the Application for Conversion relating to the financial statements of St. Landry Homestead Federal Savings Bank. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and the Application for Conversion.

/s/ Castaing, Hussey & Lolan, LLC

Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana

April 23, 2021